Exhibit 11


                             CityFed Financial Corp.
              Statement Regarding the Computation of Per Share Loss




                                               Nine Months Ended
                                                 September 30,

                                               2000          1999
                                               ----          ----
 Computation of Loss Per Share:


 Weighted average number of shares
    outstanding                             18,715,609    18,715,609


 Loss applicable to  common stock:(1)


  From continuing operations               $(6,361,000)  $(6,273,000)
                                           ============  ============

  From discontinued operations             $(1,037,000)  $          -
                                           ============  ============

  Net loss                                 $(7,398,000)  $(6,273,000)
                                           ============  ============


 Basic loss per share:


  From continuing operations               $    (0.34)   $     (0.34)
                                           ===========   ============

  From discontinued operations             $    (0.06)   $          -
                                           ===========   ============
  Net loss                                 $    (0.40)   $     (0.34)
                                           ===========   ============


                            -----------------------
(1) Losses applicable to Common Stock are net of preferred stock dividends for the nine months ended September 30, 2000 and 1999 in the amount of $6,476,000.